WORKHORSE GROUP INC. SHORT-TERM INCENTIVE PLAN
(Effective as of January 1, 2023)
1.Purpose. Workhorse Group Inc. (the “Company”) has established the Workhorse Group Inc. Short-Term Incentive Plan (the “Plan”) to aid it in attracting, retaining, motivating and rewarding employees of the Company and its Affiliates (as defined herein) by providing for a cash bonus program that will serve as an incentive to foster a culture of performance and ownership, promote employee accountability, and to reward continuing improvements in stockholder value with an opportunity to participate in a portion of the wealth created.
2.Definitions. Capitalized terms used herein will have the following meanings:
(a)“Affiliate” means a corporation or other entity that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Company. For purposes of the Plan, an ownership interest of more than fifty percent (50%) will be deemed to be a controlling interest.
(b)“Administrator” means the Board or the Committee. The term Administrator will include, with respect to any authority delegated to them pursuant to the Plan, officers of the Company (or committees thereof) to whom the Board or the Committee may from time to time delegate authority hereunder.
(c)“Annual Bonus” means the amount of the annual bonus for a given Performance Year payable to a Participant, as determined by the Administrator in accordance with the Annual Bonus Formula for the applicable Performance Year and in accordance with the terms and conditions of the Plan. An Annual Bonus is not payable to a Participant until it is earned and vested in accordance with the terms of the Plan.
(d)“Annual Bonus Formula” means, for a Performance Year, the methodology to be used to calculate the Annual Bonus for each Participant for such Performance Year. Application of the Annual Bonus Formula in the calculation of any Annual Bonus will be subject to the terms and conditions of the Plan. [The Annual Bonus Formula for a Performance Year will be attached hereto as Exhibit A.]
(e)“Annual Target Bonus Opportunity” means an amount (specified as such or determined pursuant to a formula) and denominated in local currency that a Participant potentially may earn as an Annual Bonus in respect of a specified Performance Year at the targeted level of performance. An Annual Target Bonus Opportunity constitutes only a conditional right to receive an Annual Bonus and does not guarantee receipt of an Annual Bonus or any level of Annual Bonus based on performance or otherwise.
(f)“Board” means the Company’s Board of Directors.
(g)“Code” means the Internal Revenue Code of 1986, as amended.
(h)“Committee” means the Human Capital Management and Compensation Committee of the Board and any successor committee of the Board thereto or, in the absence of such a committee or at the Board’s discretion, the full Board.
(i)“Company” has the meaning set forth in Section 1.

(j)“Disability” means “Disability” means, with respect to a Participant, the date on which Participant becomes disabled within the meaning of Code Section 22(e)(3).
(k)“Eligible Employee” means any salaried or hourly employee of the Company or an Affiliate.
(l)“Participant” means, for a Performance Year, an Eligible Employee who has been granted an Annual Target Bonus Opportunity under the Plan for the Performance Year. An individual whose Annual Bonus under the Plan for a Performance Year is earned and vested but remains outstanding will also be a Participant solely with respect to such earned and vested Annual Bonus.
(m)“Payment Date” means the date on which the Annual Bonus for a Performance Year is paid to a Participant, which date will be in the calendar year following the last day of the Performance Year as determined by the Administrator and no later than March 15 of the year following the last day of the Performance Year.
(n)“Performance Year” means the Company’s fiscal year or portion thereof specified by the Administrator as the period over which performance is to be measured pursuant to the Annual Bonus Formula for that period. Unless otherwise specified by the Administrator, the Performance Year will be the calendar year.
(o)“Plan” has the meaning set forth in Section 1.
(p)“Retirement” means the date on which a Participant’s Termination Date occurs on or after the date on which the sum or his or her age and complete years of service equal or exceed sixty five (65), provided that the Termination Date does not occur for any other reason.
(q)“Section 409A” has the meaning set forth in Section 9.
(r)“Termination Date” means the date on which the Participant’s employment with the Company and its Affiliates terminates for any reason. A transfer of a Participant’s employment between the Company or an Affiliate will not be deemed to constitute a termination of employment for purposes of the Plan.
3.Administration.
(a)Administration. The authority to control and manage the operation and administration of the Plan will be vested in the Committee. Notwithstanding the foregoing, in no event will the Committee’s duties under the Plan exceed the duties of the Committee in the applicable charter documents and, to the extent that the Plan provides for allocation to the Committee of duties that exceed such authority, the actions of the Committee under the Plan will be taken by the Board.
(b)Powers of Committee. The Committee’s administration of the Plan will be subject to the following:

(i)Subject to the terms and conditions of the Plan, the Committee will have the authority and discretion to select from among the Eligible Persons those persons who will receive the grant of an Annual Target Bonus Opportunity under the Plan for a Performance Year (and thereby become a Participant in the Plan for such Performance Year), to determine the Annual Target Bonus Opportunity for each Participant and determine the amount of any Annual Bonus payable to any Participant hereunder, establish the Annual Bonus Formula for each Performance Year, to establish the terms, conditions, performance measures and targets, restrictions and other provisions relating to Annual Bonus Formula.
(ii)Subject to the terms and conditions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any award or an Annual Target Bonus Opportunity and/or Annual Bonus made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.
(iii)Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
(iv)In controlling and managing the operation and administration of the Plan, the Committee will take action in a manner that conforms to the articles of incorporation and by-laws of the Company, and applicable state corporate law.
(c)Delegation by Committee. Except to the extent prohibited by applicable law or the applicable rules of a securities exchange, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.
(d)Information to be Furnished to Committee. The Company and Affiliates will furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the Company and Affiliates as to an individual’s employment or service, termination of employment or service, leave of absence, reemployment or recommencement of service and compensation will be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
(e)Limitation on Liability and Indemnification of Committee. No member or authorized delegate of the Committee will be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor will the Company or any Affiliate be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Affiliate. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, will be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification will not duplicate but may supplement any coverage available under any applicable insurance.
(f)Adjustment to Payments. Notwithstanding anything to the contrary contained herein, the Administrator will have the authority to change the Annual Target Bonus Opportunity of any Participant based upon the recommendation of the Participant’s manager or any of his or her direct or indirect supervisors or as otherwise determined by the Administrator. The Company retains the right to withhold any payment amounts determined hereunder (whether or not such amounts are earned and vested) from any Participant who violates any Company policy and to treat such withheld payments as forfeited by the Participant. Notwithstanding any other provision of the Plan or the applicable Annual Bonus Formula for any Performance Year to the contrary, the Administrator may, in its sole and absolute discretion, adjust the amount of an Annual Target Bonus Opportunity or amend or cancel an Annual Bonus, in either case prior to the date on which the Annual Bonus is earned and vested; provided, however, that in no event will the amount of a Participant’s Annual Bonus for any Performance Year exceed the Maximum Amount, if any, set forth in the Annual Bonus Formula for the applicable Performance Year. In addition, the Administrator, in its sole and absolute discretion, is authorized to make adjustments to the terms and conditions of, and the performance targets and other criteria included in, the Annual Bonus Formula.
4.Participation. The Administrator, in its sole and absolute discretion, may select any Eligible Employees to participate in the Plan for a specified Performance Year, which Eligible Employees so selected will be “Participants” for such Performance Year. An Eligible Employee who is not selected to participate in the Plan for a specified Performance Year will not be entitled to any Annual Bonus under the Plan for such Performance Year and will not be a Participant for such Performance Year. Unless otherwise provided by the Administrator, any Eligible Employee who has been selected for participation in the Plan for a Performance Year will become a Participant as of the first day of such Performance Year; provided, however, that if an individual who is selected for participation is not an Eligible Employee as of the first day of the Performance Year, such individual will become a Participant on the date specified by the Administrator (but in no event prior to the date on which such individual is an Eligible Employee).
5.Establishment of Annual Bonus Formula and Annual Target Bonus Opportunities.
(a)Establishment of Annual Bonus Formula. Within the first ninety (90) days of a Performance Year, the Administrator will establish the Annual Bonus Formula for the Performance Year.
(b)Establishment of Annual Target Bonus Opportunities. For each Performance Year, the Administrator will designate, for each Participant, such Participant’s Annual Target Bonus Opportunity. Annual Target Bonus Opportunities will be denominated in cash and all Annual Bonuses will be payable in cash.

(c)Newly Eligible Participants. In the case of an Eligible Employee who becomes a Participant after the beginning of a Performance Year, the Administrator will designate, prior to the date on which such Eligible Employee becomes a Participant, such individual’s Annual Target Bonus Opportunity for the portion of the Performance Year remaining after he or she becomes a Participant. In no event will an Eligible Employee who is hired on or after October 1 of a Performance Year be eligible to become a Participant in the Plan for that Performance Year.
6.Determination of Annual Bonus; Earning and Payment of Annual Bonus.
(a)Determination of Annual Bonus. As soon as practicable after the end of the Performance Year and prior to the Payment Date, the Administrator will determine the amount of the Annual Bonus to be paid to each Participant for the Performance Year. Subject to the terms and conditions of the Plan, the Annual Bonuses will be determined in accordance with the Annual Bonus Formula for the Performance Year. Unless otherwise specifically provided in the Plan or determined by the Administrator (or otherwise specifically provided under a separate agreement, plan or policy conferring rights on the Participant), the Annual Bonus will be earned and vested upon the Payment Date and only with respect to a Participant who remains actively employed by the Company or an Affiliate on the Payment Date, unless otherwise required by applicable law or the provisions of the Plan.
(b)Payment of Annual Bonus. Any Annual Bonus for a Performance Year will be paid by the Company, or the Affiliate that employs the Participant, which payment will be made no later than the Payment Date for such Performance Year. Except as otherwise provided herein or as provided by the Administrator in accordance with its authority under the Plan, if a Participant’s Termination Date occurs prior to the Payment Date for any Performance Year, the Participant will not be entitled to payment of an Annual Bonus for such Performance Year (including the Annual Bonus for any completed Performance Year for which the Payment Date has not yet occurred) and the Participant will have no further rights under the Plan.
(c)Special Rules for Death, Disability and Retirement. Notwithstanding the provisions of subsection 6(a) or 6(b), except as otherwise provided herein or as provided by the Administrator in accordance with its authority under the Plan, in the event that a Participant’s Termination Date occurs due to his or her death, Disability or Retirement:
(i)on or after the end of the Performance Year and prior to the Payment Date for that Performance Year, the Participant’s Annual Bonus for the Performance Year will be equal to the amount of the Annual Bonus that the Participant would have been entitled to receive for that Performance Year had his or her Termination Date not occurred prior to the Payment Date and will be payable on the Payment Date;
(ii)prior to the end of the Performance Year on account of death or Disability, the Participant’s Annual Bonus for the Performance Year in which the Termination Date occurs will be equal to the pro rata portion (based on the portion of the Performance Year elapsed through the Termination Date) of the Annual Target Bonus Opportunity for the Performance Year in which the Termination Date occurs and will be payable as soon as practicable, but in no event more than thirty (30) days, following the Termination Date; and

(iii)prior to the end of the Performance Year on account of Retirement, the Participant’s Annual Bonus for the Performance Year in which the Termination Date occurs will be equal to the pro rata portion (based on the portion of the Performance Year elapsed through the Termination Date) of the Annual Bonus that the Participant would have been entitled to receive for that Performance Year had his or her Termination Date not occurred prior to the Payment Date for the Performance Year in which the Termination Date occurs and will be payable on the Payment Date.
(d)Change in Control. Notwithstanding the provisions of subsection 6(a) or 6(b), except as otherwise provided by the Administrator in accordance with its authority under the Plan, in the event a Change in Control occurs during a Performance Year and prior to a Participant’s Termination Date, the following shall apply:
(i)if the Change in Control occurs after the end of a Performance Year and prior to the Payment Date for that Performance Year, a Participant’s Annual Bonus for the Performance Year ending immediately prior to the date of the Change in Control will be equal to the amount of the Annual Bonus that the Participant would have been entitled to receive for that Performance Year; and
(ii)if the Change in Control occurs prior to the end of a Performance Year, a Participant’s Annual Bonus for the Performance Year in which the Change in Control occurs will be equal to the Participant’s Annual Target Bonus Opportunity for that Performance Year.
The Annual Bonus payable under this subsection 6(d) will be paid on or as soon as practicable, but in no event more than thirty (30) days, following the Change in Control.
7.General Provisions.
(a)No Right to Employment. None of the Plan, its adoption, its operation, or any action taken under the Plan will be construed as giving any employee the right to be retained or continued in the employ or service of the Company or any of its Affiliates, nor will it interfere in any way with the right and power of the Company or any of its Affiliates to discharge any employee or take any action that has the effect of terminating any employee’s employment or service at any time.
(b)Plan Not Funded; No Guarantee. The Plan will be unfunded. Neither the Company nor any of its Affiliates will be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Annual Bonus hereunder. Participation in the Plan is not a guarantee that any amounts will be paid under the Plan. Participation in the Plan is a privilege, not a right, and each individual Participant’s participation in the Plan is subject to review from time to time at the discretion of the Company. Receipt of an Annual Bonus in any one year does not guarantee receipt of an Annual Bonus under the Plan in any other year.
(c)Governing Law. The validity, construction, and effect of the Plan and any rules and regulations or document hereunder, to the extent not otherwise governed by the Code or the laws of the United States, will be determined in accordance with the laws of the State of Ohio, without giving effect to conflict of law principles.

(d)Nonexclusively of the Plan. The adoption of this Plan will not be construed as creating any limitations on the power of the Company to adopt such other compensation arrangements as it may deem desirable for any Participant or non-participating employee.
(e)Severability. The invalidity of any provision of the Plan or a document hereunder will not be deemed to render the remainder of this Plan or such document invalid.
(f)Successors. This Plan will be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company’s assets and business, and the successor will be substituted for the Company under this Plan
(g)Tax Withholding. The Company and its Affiliates will deduct from any payment of a Participant’s Annual Bonus or from any other payment to the Participant, including wages, any Federal, state, local or provincial tax or charge that is then required to be deducted under applicable law with respect to the Annual Bonus or other payment or as determined by the Administrator to be appropriate under a program for withholding.
(h)Non-Transferability. An Annual Target Bonus Opportunity, any resulting Annual Bonus and any other right hereunder will be non-assignable and non-transferable, and will not be pledged, encumbered or hypothecated to or in favor of any party or subject to any lien, obligation or liability of the Participant to any party other than the Company or an Affiliate.
(i)Heirs and Successors. If any benefits deliverable to the Participant under the Plan have not been delivered at the time of the Participant’s death, such benefits will be delivered to the legal representative of the estate of the Participant.
(j)Recoupment. Annual Bonuses will be subject to any then-applicable policy of the Company relating to forfeiture, recoupment or clawback of incentive or performance awards to employees.
(k)Action by Company. Unless otherwise specified herein, any action required or permitted to be taken by the Company hereunder will be by an officer of the Company or such other person authorized by the Board; provided, however, that in no event will any officer be permitted to take any action on behalf of the Company with respect to himself or herself.
8.Amendment and Termination. The Board or the Committee may, at any time, amend, alter, suspend, discontinue or terminate this Plan, and such action will not be subject to the approval of Participants; provided, however, that, without the consent of the Participant, no such action will materially impair the rights of a Participant with respect to an Annual Bonus that has been earned and vested in accordance with the terms of the Plan.
9.Section 409A. It is the intent of the Company that all Annual Bonuses under the Plan be exempt from or comply with Section 409A of the Code and all regulations, guidance and other interpretative guidance issued thereunder (“Section 409A”). The provisions of the Plan will be construed and interpreted in accordance with the foregoing. Notwithstanding the foregoing, the Company will not be required to assume any increased economic burden in connection therewith.

Although the Company intends that the Plan be administered so as to be exempt from or in compliance with the requirements of Section 409A, neither the Company nor the Administrator represents or warrants that the Plan will comply with Section 409A or any other provision of federal, state, local or non-United States law. Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers will be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest or penalties the Participant might owe as a result of participation in the Plan, and the Company and its Affiliates will have no obligation to indemnify or otherwise protect any Participant from the obligation to pay any taxes or penalties pursuant to Section 409A. Without limiting the generality of the foregoing:
(a)Time and Form of Payment. Notwithstanding any other provision of the Plan to the contrary, if any payment or benefit hereunder is subject to Section 409A, and if such payment or benefit is to be paid or provided on account of the Participant’s termination of employment (or other separation from service) and if the Participant is a specified employee (within the meaning of Code Section 409A(a)(2)(B)) such payment or benefit will be delayed until the first day of the seventh month following the Participant’s termination of employment (or separation from service). The determination as to whether a Participant has had a termination of employment (or separation from service) will be made in accordance with the provisions of Section 409A and the guidance issued thereunder without application of any alternative levels of reductions of bona fide services permitted thereunder.
(b)Prohibition on Acceleration of Payments. Except as otherwise permitted under Section 409A and the guidance and Treasury regulations issued thereunder, the time or schedule of any payment or amount scheduled to be paid pursuant to the Plan will not be accelerated.

EXHIBIT A
ATTACH BONUS FORMULA FOR APPLICABLE YEAR